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Bunge Limited Appoints Member to Board of Directors

St. Louis, MO – November 17, 2022 – Bunge Limited (NYSE: BG) today announced that Eliane Aleixo Lustosa de Andrade has been appointed to its Board of Directors, effective November 15, 2022.

Aleixo Lustosa most recently served as Managing Director at the Brazilian Development Bank (“BNDES”), National Bank for Economic and Social Development, where she was responsible for capital markets and the execution of the Brazilian Privatization Program. Earlier in her career, she was the Chief Financial Officer of LLX Logística S.A. (currently Prumo Logística S.A.), Vice President of Finance and Control of Grupo Abril S.A., Executive Director of Globex Utilidades S.A. and Chief Investment Officer of the Petrobras’ Employee Pension Fund.

Aleixo Lustosa has a Ph.D in Finance and Master’s of Arts and Bachelor of Arts degrees in Economics from Pontifical Catholic University of Rio de Janeiro, Brazil, where she later served as a professor of microeconomics and international relations.

“We welcome Eliane’s broad-based experience in government positions as well as in executive roles in both public and private companies in Brazil,” said Board Chair Kathleen Hyle. “Her expertise in economics, agribusiness, sustainability and logistics will bring valuable insights to Bunge as we connect farmers and consumers to deliver food, feed and fuel to the world in a sustainable way.”

Aleixo Lustosa will serve on the Sustainability and Corporate Responsibility Committee and the Audit Committee.

About Bunge

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

Website Information

We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.